Exhibit 16.1

December 23, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 23, 2019, to be filed by our former client, NetSol Technologies, Inc. We agree with the statements made in response to that Item contained in subsection (a) thereof insofar as they relate to our Firm. We have no basis to agree or disagree with the statements of the registrant contained in subsection (b) thereof.

Very truly yours,

/s/ KSP Group, Inc.

Los Angeles, California